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                                                                   Exhibit 10.40




                      SERVICE AGREEMENTS WITH THE COMPANY





Service Agreement dated June 30, 1997 between with the Company and Dr R.A.
Oakes


                                       33


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                         EXECUTIVE OFFICER'S AGREEMENT

AN AGREEMENT made the 30th day of June 1997.

                                    BETWEEN

SENETEK PLC ("the Company") whose registered office is situated at 23 Palace Street, London SW1E 5HW, and

ROGER ANTHONY OAKES of Allstoe House, Church Lane, Greetham, Oakham, Rutland, Leicestershire LE15 7NF ("the Executive").

WHEREAS the Company employs the Executive and the Executive serves the Company as President and Chief Executive Officer of the Company's Pharmaceutical Division pursuant to an Executive Officer's Agreement dated 16th October 1995 ("the Existing Agreement") the Company and the Executive have agreed that the Existing Agreement shall be superseded in its entirety by this present Agreement of June 30, 1997.

NOW IT IS HEREBY AGREED that the Company shall employ the Executive and the Executive shall serve the Company as President of the Company's Pharmaceutical Division, reporting to the Company's Board of Directors and/or its Chief Executive Officer with effect from June 1, 1997, which reporting duties shall confer an obligation upon the Executive to provide promptly and faithfully full, detailed information covering the Company's research and development activities, its clinical trials data, the stages reached in the application for regulatory approvals world-wide, and any and all matters arising therefrom relating to the Company's existing and potential future products, whenever requested by the Board of Directors, the Company's Chief Executive Officer or the Company's Chief Scientific Advisor, upon and subject to the following terms and conditions:

1.   In this Agreement:

     (a) the expression "the Board" means the Board of Directors for the time being of the Company.

     (b) the expression "Subsidiary" means a subsidiary (as defined by Section 736 of the Companies Act 1985) for the time being of the Company.

     (c) the expression "associated Company" means in relation to a company, its holding company (as defined by Section 736 of the Companies Act 1985) or any subsidiary of such holding company.

     (d) the expression "the Group" means the Company and any subsidiaries of the Company.

     (e) any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of the same.

2. The employment shall be for a fixed period from June 1, 1997 to December 31, 1999, and shall be subject to termination as hereinafter provided.

3. (a) The remuneration of the Executive shall be a salary (which shall accrue from day to day) at a rate of pounds sterling 122,480 pounds sterling per annum (representing US$200,000 per annum at the exchange rate ruling as at June 1, 1997), such remuneration not to be varied as a result of any subsequent change in the present rate of currency exchange. Such salary shall be payable by equal monthly installments on the last day of every month and the first of such payments shall be due with effect from June 30, 1997. The over-all remuneration (which term shall also include the cost to the Company of the total benefits enjoyed by the Executive) of the Executive shall be subject to review by the Company's Compensation Committee during the first quarter of each of the Company's fiscal years and the Compensation Committee shall decide what, if any, increase in the said over-all remuneration shall apply to the fiscal year in question.




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     (b)  The Executive shall be entitled to and the Company shall effect payment of a health insurance policy for the benefit of the Executive, his spouse and his immediate family with BUPA or a similar organisation offering equivalent benefits. Such policy to be reviewed and sanctioned by the Company prior to each renewal date.

     (c) The Executive shall be entitled to participate in the Company's Number 1 Executive Share Option Scheme for Employees ("the Option Scheme") under the terms and conditions of that scheme and shall be granted Options to subscribe for shares of the Company in accordance with the Schedule attached hereto. The grant of options listed on the said Schedule shall be in addition to the Executive's existing option entitlements, the rights to which shall remain in full force and effect. The Company hereby confirms that the Board has undertaken to exercise its discretion in favor of the Executive under Clause 4.
          (1), (2) (a) & (b), and (4)(a) & (b), of the Option Scheme in connection with the Executive's right of conversion of his option entitlements into shares and the subsequent sale of the said shares subject only to (i) the termination of this Executive Agreement for cause as provided in Clause 6(b) below, and (ii) compliance with the relevant provisions of Rule 144 of the US Securities Act of 1933, as amended.

     (d) During the period of his employment, the Company will effect insurance cover on the life of the Executive in the sum of pounds sterling 306,200 (representing US$500,000 at the exchange rate ruling as at June 1, 1997), such cover not to be varied as a result of any change in the subsequent rate of currency exchange, expressed in favour of the Executive's dependants or as he may direct, on a term basis only. Such cover to be reviewed and sanctioned by the Company prior to each renewal date.

     (e) The Company shall be entitled to require the Executive to work at such locations or offices of the Company, its subsidiaries or associated companies as it may direct.

     (f)  There are no fixed hours of work.


4. The Company will provide the Executive with a car allowance of pounds sterling459 per month (representing US$750 per month at the exchange rate ruling as at June 1, 1997), such allowance not to be varied as a result of any change in the present rate of currency exchange, from which the Executive shall meet all costs relating to his use of whatever vehicle he may decide to utilise. The existing Company owned vehicle, L69 DOM, Saab 9000 CSE, 2.3, may either be returned to the Company's London office forthwith or alternatively the Executive may continue to utilise the vehicle on the present basis until 30th September 1997 at which date the vehicle shall be returned to the Company's London office.

5. The Company shall reimburse the Executive all reasonable hotel and other expenses wholly and exclusively incurred by him in or about the performance of his duties.


6. (a) In the case of illness of the Executive or other cause incapacitating him from attending to his duties, the Executive shall continue to be paid during such absence provided that if such absence shall aggregate in all thirteen weeks in any twenty-six consecutive weeks, the Company may terminate the employment of the Executive hereunder by notice given on the date not more than fourteen days after the end of the last of such thirteen weeks. In this event the Executive shall be paid 6 months salary in lieu of notice.

     (b) Termination for cause. The Company shall not be obligated to pay or provide for any compensation or other benefits to the Executive or give effect to any rights for the exercise of options for any period after termination for cause. For the purposes of this Agreement, "cause" shall mean termination for personal dishonesty, wilful misconduct, breach of fiduciary duty involving personal profit, wilful material violation of any law, rule or regulation or material breach of any provision of this Agreement.



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7.   The Executive shall (in addition  to the usual public and bank holidays) be entitled to four weeks holiday in each year to be taken at a time or times convenient to the Company. Any vacation not taken during the 12 month period to December 31 of each year shall lapse and shall not be carried forward. No payment shall be made in lieu of vacation time not taken.

8. During the continuance of his employment hereunder, the Executive shall, unless prevented by ill health, do all in his power to promote, develop, and extend the business of the Group and shall at all times and in all respects conform to and comply with the directions and regulations made by the Board and also shall not, without the previous consent of the Board, engage in any other business of a similar nature to or competitive with that carried on by the Group.

9. Any invention, discovery or improvement upon or in addition to any of the Company's or the Group's inventions made by the Executive during the period of employment shall be forthwith communicated to the Company and shall be the absolute property of the Group and at the request of the Company the Executive shall give and supply all information, know-how and data as may be requisite to enable the Group to exploit such invention, discovery or improvement and shall execute and do all documents and things as may be necessary or desirable for obtaining patent or similar protection for the same in any parts of the world as may be specified by the Company and for vesting the same in the Group as it may direct.

10. The Executive shall not (except in the proper course of his duties hereunder) either during or after the period of his employment hereunder, divulge to any person and shall use his best endeavors to prevent the publication or disclosure of any trade secret or manufacturing process or any information concerning the business or finances of the Group or any of its dealings, transactions or affairs or any trade secret or secret manufacturing process of any such confidential information governing the Group and all notes and memoranda of such trade secrets or information made or received by the Executive during the course of his employment hereunder shall be the property of the Company and shall be surrendered by the Executive or someone duly authorized in that behalf at the termination of his employment or at the request of the Board at any time during the course of his employment.

11. The Executive hereby covenants with the Company that he will not, within 2 years after ceasing to be employed hereunder, without the consent of the Company in writing under the hand of a Director duly authorized by a resolution of the Board, directly or indirectly seek to procure orders from or do business with any person, firm, or company who, on the date of the Executive ceasing to be employed hereunder or at any time in the twelve months prior to that date, was a client or customer of the Group and with whom in the course of his employment, the Executive shall have had dealings, provided always, that nothing in this clause contained shall be deemed to prohibit the seeking or procuring of orders or the doing of business not in direct or indirect competition with the business or businesses conducted by the Group.


12.  This Agreement shall not be terminated by any:

     (a) merger or consolidation where the Company is not the consolidating or surviving entity; or

     (b) transfer of all or a substantial majority of the assets of the Company.

     (c) acquisition or control of 50 per cent or more of the Company's issued and voting equity share capital by any party, or by parties acting in concert or under common control.



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          In the event of any such merger or consolidation or transfer of all or a substantial majority of the assets of the Company or acquisition or control of 50 per cent or more of the Company's issued and voting equity share capital by any party, or by parties acting in concert or under common control, the surviving or resulting entity or the transferee or transferrees of the Company's assets or its issued and voting equity share capital shall be bound by, and shall have the benefit of, the provisions of this Agreement, and the Company shall endeavor to take all actions necessary to ensure that such entity or transferee or transferees is bound by the provisions of the Agreement. Moreover, in the event of such merger or consolidation, or transfer of all or a substantial majority of the assets of the Company or acquisition or control of 50 per cent or more of the Company's issued and voting equity share capital as aforesaid, the Executive may at his option at any time continue his employment under the terms and conditions of this Agreement, or upon giving not less than 28 days Notice at any time, by registered mail, to the registered office of the Company, require the Company to effect full settlement of all of the Executive's entitlements under the terms and conditions of this Agreement, which settlement shall also include the payment of his remuneration for the full term of the Agreement and the right to convert any and all Option entitlements, (whether such Options be vested or not) up to and including December 31, 1999 and the Company shall effect full and final settlement within 28 days of receiving the said Notice from the Executive.

13. There is no pension payable, and there is no contracting out certificate in force in respect of the Executive's employment hereunder.

14. There are no disciplinary rules or grievance procedures in place in relation to the Executive's employment hereunder. The Executive may raise any grievance or concern about any disciplinary matter with the Board.

15. This Agreement shall be construed and governed by the laws of England and Wales and to the jurisdiction of the English Courts.

                               *****************

     Signed by                    }
     for and on behalf of         }    ....................................
     SENETEK PLC in the presence  }    PAUL A. LOGAN
     of:

     Witness


     Signed by                    }
     ROGER ANTHONY OAKES          }    ....................................
     in the presence of:          }    ROGER ANTHONY OAKES

Witness

                                    SCHEDULE


NO. OF OPTIONS GRANTED  CONVERSION SECURITY   CONVERSION PRICE    VESTING DATE

       100,000          5p Ordinary shares
                        of Senetek PLC            US$1.50       December 31, 1997

       100,000          5p Ordinary shares
                        of Senetek PLC            US$1.50       December 31, 1998

       100,000          5p Ordinary shares
                        of Senetek PLC            US$1.50       December 31, 1999